Exhibit 10.3
ESCROW AGREEMENT

THIS AGREEMENT dated as of the 16th day of March, 2006,

AMONG:

HANA BIOSCIENCES, INC., of Suite 215, 400 Oyster Point Boulevard, South San Francisco, California, USA 94080

(“Hana”)

AND:

INEX PHARMACEUTICALS CORPORATION, of 700 - 8900 Glenlyon Parkway, Burnaby, British Columbia, V5J 5J8

(“Inex”)

AND:

LMLS SERVICES INC., of 1500 - 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7

(“Escrow Agent”)

WHEREAS:

(A) Hana and Inex have entered into a Letter of Intent (the “Letter of Intent”) dated concurrently herewith which sets out their respective intentions to enter into certain license and other agreements; and

(B) Under the Letter of Intent, Hana and Inex have agreed to place the Escrow Deposits (as defined herein), in escrow with Escrow Agent;

NOW THEREFORE the parties hereto agree as follows:

1.	Definitions

Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Letter of Intent, unless a contrary intention appears.

2.	Appointment

Inex and Hana hereby appoint Escrow Agent, and Escrow Agent hereby agrees to act, as escrow agent in accordance with the terms and conditions of this Agreement.

3.	Delivery and Receipt of Escrow Deposits

Each of the following parties hereby delivers, or agrees to deliver in accordance with the terms of the Letter of Intent, to Escrow Agent, the monies and share certificate described below, to be held in and released from escrow in accordance with the terms of this Agreement:

(a)	by Inex, US$200,000 (the “Inex Funds”);

(b)	by Hana:

(i)	US$500,000 (the “Hana Funds”, and together with the Inex Funds, the “Escrow Funds”); and

(ii)	one or more certificates evidencing an aggregate of 111,857 shares of common stock, par value $0.001 per share, of Hana (the “Hana Shares”).

Upon receipt of the Inex Funds, the Hana Funds and the Hana Shares (collectively, the “Escrow Deposits”), Escrow Agent will, in writing, acknowledge receipt from Inex and Hana of the Escrow Deposits.

4.	Investment of Escrow Funds

Until the release of the Escrow Funds, the Escrow Funds (which will include all interest or other income or gain (including interest on interest) earned thereon from time to time (the “Interest”) will be kept segregated and will be deposited in an interest bearing cash account to be held by Escrow Agent at a Bank listed in Schedule I of the Bank Act (Canada).

All Interest received from the investment of the Escrow Funds will be credited to, and will become a part of, the Escrow Funds. Escrow Agent will have no responsibility or liability for any diminution of the Escrow Deposits which may result from any investment made pursuant to this §5, including any losses on any investment required to be liquidated before maturity in order to make a payment required hereunder.

5.	Release of Escrow Deposits

The Escrow Agent shall release (the “Release”) the Escrow Deposits upon the occurrence of one of the following (each a “Release Event”) and subject to and in accordance with the provisions of §7 hereof:

(a)	if the Transaction fails to close through no cause or fault of Inex, then Inex and Hana will direct the Escrow Agent in writing to release the Escrow Deposits to Inex;

(b)
if the Transaction fails to close through no cause or fault of Hana (including in circumstances where Inex has accepted an Acquisition Proposal), then Inex and Hana will direct the Escrow Agent in writing to release the Escrow Deposits to Hana;

(c)
if the Transaction fails to close through no cause or fault of Inex or Hana, then Inex and Hana will direct the Escrow Agent in writing to release the Inex Funds to Inex and the Hana Funds and Hana Shares to Hana; or

(d)	if the Transaction closes, then Inex and Hana will direct Escrow Agent in writing to release the Escrow Deposits to the Inex.

For purposes of this §5, the terms “cause” or “fault” shall include, but not be limited to, the following: (1) the failure by one party to satisfy by the Expiration Date (as it may be extended in accordance with the terms of the Letter of Intent) a closing condition set forth in the Letter of Intent that is within such party’s control and is a condition precedent to the other party’s obligation to consummate the Transaction; (2) a party’s unwillingness, inability or refusal to agree, for any reason other than a commercially reasonable reason, to any specific term of the License Agreements, as described in the Letter of Intent; or (3) a party’s breach of Paragraph 11 of the Letter of Intent. No provision of this §5 will be construed to require or allow Escrow Agent to act without direction as contemplated by §7 hereof or to require or allow Escrow Agent to determine “cause” or “fault” in any circumstances.

6.	Escrow Agent

The acceptance by Escrow Agent of its duties and obligations under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree will govern and control with respect to Escrow Agent’s rights, duties, liabilities and immunities:

(a)
Except for acts of gross negligence or wilful misconduct, Escrow Agent will not be liable for any action taken or omitted to be taken by it or on its behalf in good faith and in the exercise of its reasonable judgment and any act done or omitted by it. Escrow Agent may at any time consult with independent legal counsel of its own choice in any such matters, will have full and complete authorization and protection from any action taken or omitted by it hereunder in accordance with the advice of such legal counsel on its part and will incur no liability for any delay reasonably required to obtain the advice of any such legal counsel.

(b)
Except for acts of gross negligence or wilful misconduct, Inex and Hana will indemnify Escrow Agent and its employees, agents and successors and assigns, and hold them harmless against, any loss, liability, claim, action, damage, cost or expense (including reasonable fees and disbursements of legal counsel on a solicitor to client basis), reasonably incurred arising out of or in connection with this Agreement, including the costs and expenses of defending themselves against any claim or liability in connection with any such matter. This provision will survive the termination and discharge of this Agreement and the resignation or removal of Escrow Agent.

(c)
Escrow Agent and its partners, employees, agents and successors and assigns will not be liable for any damage, loss or destruction of any of the documents held hereunder due to fire, flood, tornado, act of God, theft, or any other similar causes not resulting from the gross negligence or wilful misconduct of Escrow Agent or its employees, agents and successors and assigns.

(d)
Escrow Agent and its employees, agents and successors and assigns will have no duty to know or determine the performance or non-performance of any provision of this Agreement, the Letter of Intent or any other agreement except as expressly required or contemplated in the performance by Escrow Agent of the functions contemplated to be performed by it under this Agreement. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The duties and responsibilities of Escrow Agent are purely administrative in nature and are limited to those expressly stated herein.

(e)
The provisions of this Agreement are not intended to and will not restrict or remove any other rights which Escrow Agent may have at law or in equity to seek relief or direction from any court of competent jurisdiction in addition to such as are expressly set forth herein.

(f)
Except as otherwise expressly provided herein, Escrow Agent is hereby authorized to disregard any and all notices or warnings, other than written notices given by or on behalf of both Inex and Hana or their respective counsel, and is hereby expressly authorized to comply with and obey any and all processes, orders, judgments or decrees of any court. If Escrow Agent obeys or complies with any such process, order, judgment, or decree of any court, Escrow Agent and its partners, employees, agents and successors and assigns will not be liable to any of the other parties hereto or anyone else by reason of such compliance, notwithstanding any such process, order, judgment, or decree be subsequently reversed, modified, annulled, set aside, or vacated, or be subsequently found to have been issued or entered into without jurisdiction.

(g)
Escrow Agent will be under no duty or obligation to ascertain the identity, authority, or rights of the parties (or their agents) executing or delivering or purporting to execute or deliver this Agreement, or any instruments, documents, or paper related hereto or properties deposited or called for hereunder.

(h)
Escrow Agent will be entitled to be reimbursed for any disbursements incurred in connection with the performance of its duties hereunder. Such disbursements will be borne and paid equally by Hana and Inex.

(i)
Escrow Agent may resign from its position at any time upon 30 days prior written notice to the parties hereto. In addition, Inex and Hana may jointly remove Escrow Agent at any time without cause, by notice delivered to Escrow Agent, which notice will designate the effective date of such removal. Upon such resignation or removal, Escrow Agent will take such steps as are necessary to transfer any property held in escrow to a successor escrow agent agreed to by Inex and Hana, and, where such agreement is not obtained within seven (7) Business Days of Escrow Agent’s resignation or removal, then to any court of competent jurisdiction. Upon such resignation or removal, Escrow Agent will be discharged of and from any and all further obligations arising in connection with this Agreement other than to retain and safeguard the Escrow Deposits then in its possession until receipt of a designation of successor escrow agent or a joint written disposition instruction by or on behalf of Inex and Hana or a final non-appealable order of a court of competent jurisdiction.

(j)
Nothing contained in this Agreement will require Escrow Agent to expend its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, or do anything not expressly provided for herein, except in relation to acts of gross negligence or wilful misconduct by Escrow Agent or its employees and agents.

(k)
If there is a disagreement between Inex and Hana resulting in adverse claims or demands being made in connection with the Escrow Deposits or if the Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent, in its discretion, will be entitled to retain the Escrow Deposits until Escrow Agent will have received joint written instructions of or on behalf of Hana directing delivery of the Escrow Deposits, or a written decision of the Arbitrator under §7 directing delivery of the Escrow Deposits, in which event Escrow Agent will disburse the Escrow Deposits in accordance with such instructions or decision. Escrow Agent will act on such decision without further question.

7.	Claims

(a)	For purposes of this Agreement:

(i)	A “Claim” means a written notice by one party that a Release Event has occurred and that such party is entitled to have all or a portion of the Escrow Deposits disbursed to it.

(ii)	“Claim Amount” will mean the amount specified by Inex or Hana in a Claim Notice (estimated on information then available) for which Inex or Hana is making a Claim; and

(iii)	“Claim Satisfaction Amount” will mean the final amount determined for satisfaction of any Claim by Inex or Hana in accordance with the provisions of this Agreement.

(b)
Subject to the terms of the Letter of Intent, at any time or times before the Release, Inex or Hana (in either case an “Issuing Party” in this §7), may make Claims against the Escrow Deposits for amounts due upon the occurrence of a Release Event by notifying the other party (the “Receiving Party”) and Escrow Agent in writing of the Claim, including a brief description (based on information then available) of the nature of the Claim and the estimated amount of the Claim (in each case, a “Claim Notice”). Promptly following its receipt of a Claim Notice, but in no event later than five (5) Business Days, the Escrow Agent shall confirm its receipt of the Claim Notice by notifying each of the Issuing Party and Receiving Party.

(c)
To dispute any Claim, the Receiving Party will give written notice of such dispute (in each case, a “Dispute Notice”) to the Issuing Party and Escrow Agent within thirty (30) calendar days after receipt of a Claim Notice. If Escrow Agent does not receive a Dispute Notice from or on behalf of the Receiving Party within thirty (30) calendar days after receipt by Escrow Agent and the Receiving Party of the Claim Notice, the Claim and Claim Amount will be deemed to be acknowledged and agreed upon by the Receiving Party, the Claim Satisfaction Amount will be deemed to be equal to the Claim Amount specified in the Claim Notice and the deemed Claim Satisfaction Amount will be deliverable to the Issuing Party.

(d)
If the Receiving Party delivers a Dispute Notice in accordance with §7(c), Escrow Agent will not release or deliver to the Issuing Party the Escrow Deposits at the Release Time and will not release or deliver to the Issuing Party any of the Escrow Deposits in connection with such disputed Claim unless and until either:

(i)	a request for release and delivery of the Escrow Deposits in connection with such Claims has been executed jointly by Inex and Hana; or

(ii)	a decision of the Arbitrator in accordance with §7(e) has been rendered (which decision may include an order for costs).

(e)
The Receiving Party will be entitled to dispute any Claim by issuing a Dispute Notice in accordance with the provisions of §7(c). Unless such dispute is resolved within a further thirty (30) calendar days of receipt of such Dispute Notice by the Issuing Party and the Escrow Agent, the dispute will be resolved through arbitration in accordance with the Commercial Arbitration Act (British Columbia). Such arbitration will be held in Vancouver, British Columbia by one arbitrator appointed by mutual agreement of the parties.

(f)
Upon resolution of any Claim that permits recovery against the Escrow Deposits in accordance with §7(c) or 7(d) above, the Issuing Party (in the case of a resolution under §7(c)) or both parties jointly (in the case of a resolution under §7(d)), will notify Escrow Agent in writing (the “Release Notice”) of such resolution. Such Release Notice will specify the Claim Satisfaction Amount and will be accompanied: (i) in the case of a Claim where the Receiving Party is deemed to have agreed to a Claim because the Receiving Party has not objected to such Claim by giving a Dispute Notice in the manner and within the time set forth in §7(c) above, by an officer’s certificate from the Issuing Party certifying that notice of such Claim was given in accordance with §7(b) above and that the time period set forth in §7(c) above has expired and that the Receiving Party did not dispute such Claim within such time period; (ii) in the case of a Claim settled by written agreement between Inex and Hana, by a copy of the written direction under §7(d)(i) specifying the amount of such recovery; and (iii) in the case of a Claim submitted for arbitration, by a written direction of the Arbitrator under §7(e), specifying the amount of such recovery.

(g)	Notwithstanding anything to the contrary contained herein, the Escrow Agent shall be entitled to rely on any written instructions jointly signed by Inex and Hana.

(h)
Notwithstanding anything to the contrary contained herein, unless and until the Hana Shares are released to Inex in accordance with this §7, neither Inex nor Escrow Agent will have any rights as a stockholder of Hana with respect to such shares.

8.	Anti-Money Laundering/Anti-Terrorist Legislation

Each party to this Agreement hereby represents to Escrow Agent that any account to be opened by, or interest to be held by, Escrow Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in Escrow Agent's prescribed form as to the particulars of such third party.

Escrow Agent will retain the right not to act and will not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it will have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided

(a)	that Escrow Agent’s written notice will describe the circumstances of such non-compliance; and

(b)	that if such circumstances are rectified to Escrow Agent's satisfaction within such ten (10) day period, then such resignation will not be effective.

9.	Interest

The Interest will accrue to the benefit of and be allocated to the party to whom such portion of the Escrow Deposits is released and disbursed under this Agreement.

10.	Third Party Claims

If Inex or Hana becomes aware of a third party claim which it believes may result in a demand against the Escrow Deposits, it will notify the other party of such claim, and the other party will be entitled, at it’s expense, to participate in any defence of such claim; provided, however, that failure by Inex or Hana to so notify the other party will not relieve such party from any liability it has under this Agreement or the License Agreement with respect to such third party claim. Inex and Hana will have the right in its discretion to settle any such claim, acting reasonably.

11.	Interpleader

Notwithstanding any other provision of this Agreement, Escrow Agent will have the right at any time to interplead the parties and deposit the Escrow Deposits or any other document or monies deposited with it with any court of competent jurisdiction if any dispute as to, or if Escrow Agent in its sole discretion will conclude that there is, a bona fide question, confusion or dispute in respect of or as to, any matter under this Agreement including, without limitation, the holding or delivery of the Escrow Deposits, the duties of Escrow Agent in respect of any other matter arising hereunder or the validity, enforceability, extent of enforceability or meaning of any provision of this Agreement and any such deposit will wholly discharge the obligations of Escrow Agent under this Agreement in respect of the Escrow Deposits and any such other document or monies, and will for all purposes hereof be deemed good and sufficient fulfilment by Escrow Agent of all of its obligations hereunder.

12.	Miscellaneous

(a)
All notices and other communications given in connection with this Agreement will be given in writing and delivered by hand, by facsimile (with written confirmation sent by certified mail) or an internationally recognized overnight courier to the parties at the following addresses:

to Inex:

Inex Pharamaceuticals Corporation
200 - 8900 Glenlyon Parkway
Burnaby, British Columbia
Canada, V5J 5J8
Attention: Timothy M. Ruane
Fax No.: (604) 419-3201

with a copy to:

Lang Michener LLP
1500 Royal Centre P.O. Box 11117
1055 West Georgia Street
Vancouver, British Columbia
Canada V6E 4N7
Attention: Leo Raffin
Fax No.: (604) 893-2356

To Hana:

Hana Biosciences, Inc.
Suite 215, 400 Oyster Point Boulevard
South San Francisco, California USA 94080
Attention: Mark J. Ahn
Fax No.:  (650) 588-2787

with a copy to:

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota USA 55402-4140
Attention:  Christopher J. Melsha, Esq.
Fax No.:  (612) 642-8343

To Escrow Agent:
LMLS Services Inc.
1500 Royal Centre P.O. Box 11117
1055 West Georgia Street
Vancouver, British Columbia
Canada V6E 4N7
Attention: Jennifer Baddeley
Fax No.: (604) 893-2670

Any such notice or other communication given as aforesaid will be deemed to have been effectively given, if sent by facsimile or overnight courier on the next Business Day following such transmission or, if hand delivered, to have been received on the date of such delivery. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice will be sent to the party at its changed address.

(b)
This Agreement may be amended or cancelled by mutual agreement of the parties and upon written notice to Escrow Agent, provided, however, the rights, duties, responsibilities, liabilities and immunities of Escrow Agent may not be amended without the prior written consent of Escrow Agent.

(c)	This Agreement is governed by and will be construed in accordance within the laws of the Province of British Columbia. Any objection to improper venue is hereby waived by the parties hereto.

(d)	The parties will execute all documents and do all such acts and things as may be reasonably necessary to give effect to the intents and purposes of the parties under this Agreement.

(e)	This Agreement may be executed and delivered by facsimile transmission and such facsimile copy will be deemed to be an original.

(f)
This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed a single document. All counterparts will be construed together and will constitute one agreement. This Agreement will be a valid and binding agreement between those parties who have signed this Agreement and will not be invalid or unenforceable as between such parties because one or more intended parties to this Agreement has not signed this Agreement for whatsoever reason.

(g)	The headings and captions contained herein are for convenience and will not control or affect the meaning or construction of any provision hereof.

(h)	This Agreement and the License Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

(i)
For purposes of this Agreement, the term “Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the United States or British Columbia are permitted or required to be closed.

13.	Acknowledgement

Hana acknowledges that Escrow Agent is an affiliate of Lang Michener LLP and that Lang Michener LLP will not be precluded from acting on behalf of Inex in relation to any matter in the future (including in relation to any matter arising out of or related to this Agreement, the Letter of Intent, the License Agreement or the Transaction) by reason of its affiliation with Escrow Agent.

14.	Independent Legal Advice.

Each party acknowledges, confirms, and agrees that it has had the opportunity to seek and was not prevented nor discouraged from seeking independent legal advice before the execution and delivery of this Agreement and that, if that such party did not avail itself with that opportunity before signing this Agreement, such party did so voluntarily without any undue pressure and agrees that such party’s failure to obtain independent legal advice should not be used by it as a defence to the enforcement of such party’s obligations under this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

INEX PHARMACEUTICALS CORPORATION

By:	/s/ Timothy M. Ruane
Name: Timothy M. Ruane
Title: President and Chief Executive Officer

HANA BIOSCIENCES, INC.

By:	/s/ Mark J. Ahn
Name: Mark J. Ahn
Title: President & Chief Executive Officer

LMLS SERVICES INC.

By:	/s/ Jennifer Baddeley
Name: Jennifer Baddeley